Exhibit 99.1

FOR:	UCBH HOLDINGS, INC

APPROVED BY: Thomas S. Wu

CONTACT:	Thomas S. Wu
Chairman, President and Chief Executive Officer
(415) 928-0700
Jonathan H. Downing
Chief Financial Officer
(415) 928-0700

EVC Group
Investor Relations: Douglas M. Sherk, Jennifer Cohn
(415) 659-2289
Media Relations: Sheryl Seapy
(415) 272-3323

For Immediate Release

UCBH HOLDINGS, INC. REPORTS 57% INCREASE
IN 2003 SECOND QUARTER NET INCOME

•   Company Generates Record $510 Million of New Loan Commitments
•   Commercial Loan Pipeline Expands to Over $750 Million
•   Credit Quality Remains Strong with Nonperforming Asset Ratio of 0.13%
•   Company Implements a Securities Restructuring Strategy

Second Quarter Highlights:

Earnings-

•	Second quarter net income of $15.4 million, up 57.0% from the prior year’s second quarter net income of $9.8 million

•	Second quarter diluted earnings per common share of $0.35, up 45.2% from the prior year’s second quarter earnings of $0.24 per common share

Revenue growth-

•	Revenue growth of $11.8 million, or 34.9% for the second quarter of 2003, compared with the corresponding quarter of 2002

•	Net interest margin of 3.42%, compared with 3.96% in the second quarter of 2002; primarily reflects the acquisition of Bank of Canton of California (“BCC”), which had a significantly lower margin than UCBH

•	Noninterest income growth of $2.0 million, or 50.6%, in the second quarter of 2003, compared with the second quarter of 2002

Securities Restructuring Strategy

•	Implements a securities restructuring strategy to reduce prepayment and extension risk of securities portfolio

•	Leverages on our strong infrastructure to increase loan production and accelerate the replacement of securities with loans

Loan growth-

•	New loan commitments increased to $509.5 million for the second quarter of 2003, compared with loan commitments of $395.9 million for the second quarter of 2002

•	Commercial loan growth of $232.4 million for the second quarter of 2003, or 34.8% annualized, before the internal securitization of $57.9 million of multifamily loans

Core deposit growth-

•	Core deposit growth was $88.7 million for the second quarter of 2003, or 22.7% annualized

Asset quality-

•	Nonperforming asset ratio of 0.13% at quarter end

•	Net loan charge-offs of $273,000 for the second quarter of 2003, representing an annualized charge-off ratio of 0.03%

     SAN FRANCISCO, July 17, 2003 - UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $15.4 million for its second quarter ended June 30, 2003. This is an increase of 57.0%, compared with net income of $9.8 million for the second quarter ended June 30, 2002. The diluted earnings per common share on a post-split basis were $0.35 for the second quarter of 2003, compared with $0.24 for the same period last year.

     The resulting annualized return on average assets ratio for the quarter ended June 30, 2003 was 1.25%, and the annualized return on average equity ratio was 20.12%. The ROA and ROE ratios for the second quarter of 2002 were 1.27% and 20.37%, respectively. The efficiency ratio was 39.19% in the second quarter of 2003, compared to 42.84% for the corresponding period of the previous year.

     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with UCBH’s strong financial performance in the second quarter of 2003. Our continuing and consistent earnings growth reflects the dedicated focus of the UCBH team in successfully executing our strategic business plan. Our core competence is exhibited in our ability to sustain strong organic loan and core deposit growth.

     “Our loan originations of $509.5 million during the quarter represent record originations in the history of our organization. The commercial loan pipeline is in excess of $750 million, and we believe that the Bank is well positioned for continued strong loan growth through the balance of 2003.

     “As a result of adherence to our prudent underwriting criteria, the Bank achieved a nonperforming asset ratio of below 0.25% for the seventeenth consecutive quarter. The net loan charge-offs of $273,000 for the quarter represent an annualized charge-off ratio of 0.03%.

     “During the quarter, we implemented a securities restructuring strategy to replace securities that have high prepayment and extension risk with securities that are shorter-dated and have less prepayment and extension risk. We also leveraged on our strong infrastructure to increase loan production and accelerate the planned balance sheet restructuring announced at the time of the BCC acquisition in which UCBH will reduce the securities and increase the loan concentration. The securities restructuring strategy and increased loan production will protect the Company from mark-to-market volatility in the securities portfolio and better position the Company for accelerated margin expansion in an upward market interest rate environment. We will continue to monitor changing market conditions and actively manage our securities restructuring strategy.”

     Mr. Wu concluded, “We recently completed the acquisition of First Continental Bank, a full-service commercial bank headquartered in southern California. We believe that this acquisition will enable us to further enhance our market share expansion capabilities in southern California and to better position us to achieve our goal of generating 75% of our California growth from this region within two years.”

     Net Income and Net Interest Income

     Net income increased by 57.0% to $15.4 million for the quarter ended June 30, 2003, compared with $9.8 million for the corresponding quarter of 2002, primarily due to an increase in net interest income. Net interest income for the second quarter of 2003 before provision for loan losses increased by $9.8 million, or 32.7%, to $39.6 million compared with $29.9 million in the same period of 2002. The increase was primarily due to a $1.69 billion increase in the average balance of interest-earning assets. The net interest margin decreased to 3.42% for the quarter ended June 30, 2003, from 3.96% for the corresponding quarter of 2002, primarily reflecting the impact of the October 28, 2002 acquisition of BCC which had a significantly lower net interest margin than UCBH.

     Noninterest Income

     Noninterest income increased 50.6% to $6.1 million for the quarter ended June 30, 2003, compared to $4.0 million for the corresponding quarter of 2002, primarily as a result of an increase in commercial banking fees and gain on the sale of loans and securities. Commercial banking fees increased 34.7% to $1.5 million for the second quarter of 2003, from $1.1 million for the corresponding quarter of 2002, due to increased commercial banking activities. Gain on sale of securities and loans increased 85.1% to $3.8 million in the second quarter of 2003 from $2.0 million in the corresponding quarter of 2002, as a result of increased securities sales.

     Noninterest Expense

     Noninterest expense for the second quarter of 2003 increased by 23.3% to $17.9 million from $14.5 million for the corresponding quarter of 2002, primarily as a result of the BCC acquisition and the expansion of the Commercial Banking Division. In the second quarter of 2003, personnel expenses increased 34.3% to $9.2 million from $6.9 million for the second quarter 2002, as a result of the additional staff resulting from the BCC acquisition and staffing required to support the growth of the Bank’s commercial banking business.

     Loan Growth

     Loans increased at an annualized rate of 20.7% during the quarter to $3.26 billion at June 30, 2003. As a result of the Bank’s continued focus on commercial lending activities, loan growth remained concentrated in the Bank’s commercial loan portfolio, which totaled $2.92 billion at June 30, 2003, an increase of $174.6 million, or 26.1%, from $2.75 billion at March 31, 2003.

     New loan commitments of $509.5 million for the quarter ended June 30, 2003, were comprised of $469.0 million of commercial loans and $40.5 million of consumer loans. Commercial real estate loan originations increased to $158.7 million in the second quarter of 2003 from $112.8 million in the second quarter of 2002, an increase of 40.7%. Commercial business loan originations of $72.2 million in the second quarter of 2003 increased by $17.8 million, or 32.8%, compared with the second quarter of 2002. Construction commitments of $101.9 million in the second quarter of 2003 increased by $54.0 million, or 112.7%, compared with the second quarter of 2002.

     During the second quarter, the Bank securitized $57.9 million of multifamily loans with Fannie Mae (“FNMA”) and retained all of the securities issued. FNMA securities have a lower risk-based capital requirement than do multifamily loans. The annualized rate of loan growth in the second quarter of 2003 was 28.2% prior to the internal securitization. Prior to the securitization, the commercial loan growth in the second quarter of 2003 was $232.4 million, or 34.8% on an annualized basis.

     Credit Quality

     Total nonperforming assets as of June 30, 2003, were 0.13%, reflecting management’s continued focus on maintaining high credit quality assets. Net loan charge-offs were $273,000 for the quarter ended June 30, 2003, compared with charge-offs of $1.8 million for the corresponding quarter of the prior year. The annualized charge-off ratio was 0.03% for the quarter ended June 30, 2003, compared with 0.31% for the corresponding quarter of the prior year.

     Securities

     To protect against the accelerating prepayment speed of the securities portfolio we projected for the balance of the year due to the lower market interest rate environment, the Company implemented a securities portfolio restructuring strategy during the second quarter. Under this strategy, the Company began selling securities which had the highest exposure to prepayment and extension risk, and purchased shorter-dated securities with reduced prepayment and extension risk.

     In tandem, the Company leveraged on its strong infrastructure to increase the loan pipeline and production to accelerate its balance sheet restructuring plan of replacing securities with higher-yielding loans. This strategy will reduce interest rate risk on the balance sheet and better position the Company for accelerated margin expansion in an upward market interest rate environment.

     In the shorter-term, the securities restructuring strategy will result in a slight margin contraction as higher-yielding securities are replaced with securities that are shorter-dated and have less volatility. The short-term slight margin contraction is compensated by gains in securities sales. Over the longer-term, the replacement of the securities with loans will result in accelerated expansion of the net interest margin and will further enhance the future net interest income growth of the Company in a rising interest rate environment.

     The securities portfolio was $1.62 billion at June 30, 2003, compared with $1.58 billion at December 31, 2002, an increase of $37.3 million, or 2.4%. The increase in the portfolio reflects the net effect of the internal securitization of $107.4 million of multifamily loans during the first six months of 2003.

     Deposits

     Core deposits increased 9.7% to $1.65 billion at June 30, 2003, compared with $1.50 billion at December 31, 2002. The growth in core deposits resulted primarily from the Bank’s continued focus on developing new commercial relationships and further expansion into the Bank’s retail niche market, the ethnic Chinese community. Total deposits at June 30, 2003, were $4.16 billion, compared with $4.01 billion at December 31, 2002. The average cost of deposits for the quarter ended June 30, 2003, decreased to 1.70% from 1.98% for the quarter ended December 31, 2002, due to the increase in core deposits and decrease in market interest rates.

     Income Taxes

     The effective tax rate for the second quarter ended June 30, 2003, was 38.20% compared with 40.39% for the same period of 2002. The lower effective tax rate reflects the realization of Enterprise Zone tax credits from the BCC acquisition and the increase in the municipal securities portfolio.

     Capital

     Stockholders’ equity increased to $318.5 million at June 30, 2003, from $282.4 million at December 31, 2002, an increase of 12.8%. The Tier I leverage ratio of the Bank was 7.40% at June 30, 2003, compared with 7.57% at December 31, 2002. The total risk-based capital ratio of the Bank was 11.77% at June 30, 2003, compared with 11.52% at December 31, 2002. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”

     Corporate Development

     On July 14, 2003, UCBH announced that it has completed the acquisition of privately-held First Continental Bank, a full-service commercial bank headquartered in Rosemead, California, operating through four branches in the San Gabriel Valley in southern California.

     Second Quarter Earnings Teleconference and Webcast

     UCBH will hold a conference call and audio webcast tomorrow, Friday, July 18, 2003, at 8:00 a.m. Pacific Time to discuss the financial results for the Company’s second quarter, as well as the FCB acquisition. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com and may also be accessed through CCBN at www.companyboardroom.com. If you are unable to listen to the webcast live, a replay will be available at both web sites through July 25, 2003.

     About UCBH Holdings, Inc.

     UCBH Holdings, Inc. is the holding company for United Commercial Bank, the leading California bank serving the ethnic Chinese community. With the merger of FCB into UCB™, the Bank has 46 offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, as well as an office in Brooklyn, New York, and a branch office in Hong Kong. We provide a wide range of consumer banking services to individuals and commercial banking services to small- and medium-sized businesses and professionals in a variety of industries. United Commercial Bank offers a full range of lending activities, including residential and commercial real estate, construction, commercial credit facilities, working capital loans, international trade finance services, and online banking services for businesses and consumers. The Bank also maintains an interactive Internet banking and community portal, www.ibankUNITED.com, in both English and Chinese. For additional information, visit the web site for UCBH Holdings, Inc. located at www.ucbh.com.

     Forward-Looking Statements

     Certain statements contained in this release, including without limitation, statements containing the words “confident that,” “believes,” “plans,” “expects,” “anticipates,” “projects” and words of similar import, constitute “forward-looking statements” within the meaning of applicable law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of UCBH or UCB™ to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which UCBH or UCB™ operates; demographic changes; the ability of UCBH and UCB™ to assimilate recent acquisitions and to achieve the earnings accretion projected; competition; fluctuations in market conditions, including interest rates; changes in business strategies; changes in governmental regulation; changes in credit quality and other risks and other uncertainties including those detailed in the most recent quarterly and annual reports filed by UCBH with the Securities and Exchange Commission. Given these risks and uncertainties, undue reliance should not be placed on such forward-looking statements. UCBH and UCB™ disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

(Tables Follow)

UCBH Holdings, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)

	At June 30,	At December 31,
	2003	2002

	(unaudited)
Assets
Cash and due from banks	$54,477	$58,954
Federal funds sold	1,800	—
Investment and mortgage-backed securities available for sale, at fair value	1,365,350	1,469,387
Investment and mortgage-backed securities, at cost (fair value $262,715 at June 30, 2003 and $114,582 at December 31, 2002)	253,304	111,994
Federal Home Loan Bank stock and other equity securities	33,668	40,162
Loans	3,255,882	3,027,810
Allowance for loan losses	(52,289)	(48,865)

Net loans	3,203,593	2,978,945

Accrued interest receivable	22,121	22,641
Premises and equipment, net	81,268	81,697
Goodwill	45,878	46,052
Intangible assets	9,545	10,734
Other assets	84,416	33,070

Total assets	$5,155,420	$4,853,636

Liabilities
Deposits	$4,159,503	$4,006,813
Borrowings	397,574	353,374
Guaranteed preferred beneficial interests in junior subordinated debentures	136,000	136,000
Accrued interest payable	11,437	11,659
Other liabilities	132,421	63,423

Total liabilities	4,836,935	4,571,269

Commitments and contingencies	—	—
Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 90,000,000 shares at June 30, 2003 and at December 31, 2002, shares issued and outstanding 42,617,282 at June 30, 2003 and 42,018,728 at December 31, 2002	426	210
Additional paid-in capital	134,951	124,440
Accumulated other comprehensive income	7,421	9,053
Retained earnings-substantially restricted	175,687	148,664

Total stockholders’ equity	318,485	282,367

Total liabilities and stockholders’ equity	$5,155,420	$4,853,636

UCBH Holdings, Inc.
Consolidated Statements of Operations
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended

	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Interest income:
Loans	$45,805	$38,268	$89,979	$76,273
Funds sold and securities purchased under agreements to resell	12	36	19	62
Investment and mortgage-backed securities	16,945	10,136	35,545	19,488

Total interest income	62,762	48,440	125,543	95,823

Interest expense:
Deposits	17,369	14,171	35,259	29,572
Short-term borrowings	263	105	475	203
Guaranteed preferred beneficial interests in junior subordinated debentures	1,991	937	4,000	1,739
Long-term borrowings	3,508	3,368	6,880	6,678

Total interest expense	23,131	18,581	46,614	38,192

Net interest income	39,631	29,859	78,929	57,631
Provision for loan losses	2,834	2,887	3,825	3,774

Net interest income after provision for loan losses	36,797	26,972	75,104	53,857

Noninterest income:
Commercial banking fees	1,542	1,145	3,091	2,142
Service charges on deposits	635	456	1,141	827
Gain on sale of loans and securities	3,784	2,368	5,333	2,818
Miscellaneous income	119	68	226	168

Total noninterest income	6,080	4,037	9,791	5,955

Noninterest expense:
Personnel	9,249	6,884	20,373	14,448
Occupancy	1,335	1,380	2,526	2,718
Data processing	1,085	844	2,206	1,621
Furniture and equipment	769	601	1,536	1,238
Professional fees and contracted services	1,442	2,379	3,106	3,608
Deposit insurance	161	108	326	214
Communication	232	165	471	319
Foreclosed assets	—	—	2	—
Intangible amortization	538	—	1,132	—
Miscellaneous expense	3,101	2,161	6,032	4,099

Total noninterest expense	17,912	14,522	37,710	28,265

Income before taxes	24,965	16,487	47,185	31,547
Income tax expense	9,537	6,659	17,829	12,652

Net income	$15,428	$9,828	$29,356	$18,895

Average common and common equivalent shares outstanding, basic	42,341,872	39,209,050	42,208,607	39,053,581
Average common and common equivalent shares outstanding, diluted	44,438,124	41,106,668	44,242,178	40,863,733
Basic earnings per share	$0.36	$0.25	$0.70	$0.48
Diluted earnings per share	0.35	0.24	0.66	0.46

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	At, or for the three months ended, June 30,		At, or for the six months ended, June 30,

	2003	2002	2003	2002

Profitability measures:
ROA	1.25%	1.27%	1.21%	1.24%
ROE	20.12%	20.37%	19.68%	20.25%
Noninterest expense / average assets	1.45%	1.87%	1.55%	1.86%
Efficiency ratio	39.19%	42.84%	42.50%	44.45%
Net interest spread (1)	3.22%	3.67%	3.25%	3.60%
Net interest margin (1)	3.42%	3.96%	3.45%	3.89%
Diluted earnings per share	$0.35	$0.24	$0.66	$0.46
Average cost of deposits during the period	1.70%	2.20%	1.75%	2.34%
New loan commitments-
Commercial:
Secured by real estate-nonresidential	$158,699	$112,795	$256,943	$178,655
Secured by real estate-multifamily	136,234	143,387	250,803	242,250
Construction	101,855	47,878	145,487	78,755
Commercial business	72,197	54,366	115,426	103,984

	468,985	358,426	768,659	603,644

Consumer:
Residential mortgage (one to four family)	33,215	27,062	65,134	68,065
Other	7,315	10,378	15,906	15,315

	40,530	37,440	81,040	83,380

Total new commitments	$509,515	$395,866	$849,699	$687,024

(1)	Calculated on a tax equivalent basis

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	For the three months ended,		For the six months ended,

	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

AVERAGE BALANCES
Loans
Commercial:
Secured by real estate-nonresidential	$1,337,970	$845,283	$1,309,726	$829,081
Secured by real estate-multifamily	987,513	798,114	964,014	753,457
Construction	238,871	171,339	230,768	173,713
Commercial business	280,112	175,562	271,305	167,455

	2,844,467	1,990,298	2,775,813	1,923,706

Consumer:
Residential mortgage (one to four family)	297,679	306,086	304,698	351,852
Other	47,485	15,658	47,900	15,378

	345,164	321,744	352,599	367,230

Total loans	$3,189,631	$2,312,042	$3,128,412	$2,290,936

Investment securities	$1,551,255	$732,339	$1,546,547	$697,642
Earning assets	$4,743,394	$3,054,264	$4,677,515	$2,996,696
Assets	$4,929,458	$3,103,237	$4,870,407	$3,042,225
Deposits
Noninterest-bearing	$262,710	$144,330	$259,676	$137,716
NOW and money market accounts	591,013	355,674	572,520	342,174
Savings accounts	749,363	483,407	727,268	475,228
Time deposits	2,471,812	1,589,408	2,474,865	1,573,887

Total deposits	$4,074,898	$2,572,819	$4,034,329	$2,529,005

Borrowings	$346,341	$258,265	$338,123	$257,001
Interest-bearing liabilities	$4,294,529	$2,732,754	$4,248,775	$2,689,623
Equity	$306,782	$192,984	$298,324	$186,598

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	At June 30, 2003	At December 31, 2002

SELECTED FINANCIAL DATA
Selected loan data:
Loan composition
Commercial:
Secured by real estate-nonresidential	$1,411,386	$1,279,809
Secured by real estate-multifamily	977,935	914,630
Construction	239,762	216,218
Commercial business	292,012	261,787

	2,921,095	2,672,444

Consumer:
Residential mortgage (one to four family)	294,421	311,067
Other	47,562	49,372

	341,983	360,439

Gross loans	3,263,078	3,032,883
Net deferred loan fees	(7,196)	(5,073)

Loans	$3,255,882	$3,027,810

Nonperforming loans	$6,682	$4,654
OREO	—	—
Loan delinquency ratio	1.42%	0.88%
Nonperforming assets to total assets	0.13%	0.10%
Nonperforming loans to total loans	0.21%	0.15%
Allowance for loan losses to total loans	1.61%	1.61%
Loan-to-deposit ratio	78.28%	75.57%
Selected deposit data:
Demand deposits and NOW accounts	$882,587	$813,122
Savings account balances	768,358	691,318
Time deposit balances	2,508,558	2,502,373

Total deposit balances	$4,159,503	$4,006,813

Cost of deposits at quarter end	1.65%	1.90%
Selected equity data:
Total shareholders’ equity	$318,485	$282,367
Tier 1 risk-based capital ratio (Bank)	10.51%	10.26%
Total risk-based capital ratio (Bank)	11.77%	11.52%
Tier 1 leverage ratio (Bank)	7.40%	7.57%
Book value per share	$7.47	$6.72